Exhibit 10.1

Terms of Agreement between Hertz Europe Ltd. And Michel Taride, Vice President and President, Hertz Europe Ltd. Regarding the provision of living accommodation and optional purchase by him of company property.

Detailed Conditions

•                  The Company purchased a property at 14 Campden Grove, London W 8 for a price of £2,300,000 plus the value of improvements of an estimated £100,000.

•                  2006 Hertz paid all fees associated with this purchase.

•                  Per a prior agreement, Michel Taride and family are allowed to live there rent free through June 2011.

•                  This property will be made available to Michel Taride and family for an additional period through June 2015 where Michel Taride and family will be able to live in the property on a subsidized rent basis.

•                  Michel Taride must pay rent on a monthly basis as follows:

July 2011 through June 2012	£1083/month
July 2012 through June 2013	£3250/month
July 2013 through June 2014	£5417/month
July 2014 through June 2015	£7583/month

•                  Michel Taride’s income tax liability (which arises because of the subsidized rent) will be reimbursed by the Company through June 2015 or up to the date this property is purchased by Michel Taride, if sooner.

•                  It is open to Michel Taride to purchase the property for its then appraised fair market value at any time through June 2015 but he is under no obligation to do so.

•                  In the event of Michel Taride purchasing the property, any increase in the value of the property (defined as the difference between the appraised fair market value at the time of purchase and the current appraised fair market value of £3,500,000) will be shared under an agreed formula between the Company and Michel Taride.

•                  This agreed formula operates as follows:  Any increase in value will be shared on the basis of two-thirds of the increase benefiting the Company and one-third of the increase benefiting Michel Taride.

•                  The Company reserves the right to refuse to sell the property at a price below the current appraised fair market value of £3,500,000.  Should the Company waive this right and sell the property anyway, then Michel Taride will be liable for one-third of any loss suffered against current appraised fair market value of £3,500,000.

•                  Unless otherwise agreed by the parties, this agreement will terminate and Michel Taride agrees to vacate the premises: (1) within a period of one month from the earlier of; (a) the end of this agreement (June 30, 2015), or (b) the termination of his employment by himself; or (2) if he is terminated by the Company, the greater of, ninety days following the date of his termination or the conclusion of any academic year for his children.

•                  The process of establishing a fair market value for the Sale of the property, and negotiating any terms/conditions of a proposed sale will be conducted by the Vice President responsible for Properties and Facilities for Hertz Europe Ltd., subject to the final approval of the Chief Executive Officer of The Hertz Corporation.

•                  The parties agree that if Michel Taride purchases the property from the Company or vacates the property for any reason, the Company’s obligation to provide any type of housing assistance to Michel Taride will terminate.

I acknowledge and accept the above terms as an accurate summary of our agreement.

Signed:	/s/ Michel Taride	Date:	July 6, 2011

Signed on Behalf of Hertz Europe Ltd.

	/s/ Nuns Moodliar	Date:	July 7, 2011

Nuns Moodliar
Company Secretary

Hertz Europe, Ltd.